Exhibit 21.1

LATTICE SEMICONDUCTOR CORPORATION

SUBSIDIARIES OF THE REGISTRANT

	Name	Jurisdiction of Incorporation
1.	Lattice Semiconductor GmbH	Germany
2.	Lattice Semiconducteurs SARL	France
3.	Lattice Semiconductor AB	Sweden
4.	Lattice Semiconductor Asia Limited	Hong Kong
5.	Lattice Semiconductor KK	Japan
6.	Lattice Semiconductor (Shanghai) Co. Ltd.	China
7.	Lattice Semiconductor UK Limited	United Kingdom
8.	Lattice Semiconductor SRL	Italy
9.	Lattice Semiconductor International Corporation	Delaware, USA
10.	Lattice Semiconductor Canada Corporation	Canada
11.	Lattice Semiconductor Corp. Worldwide*	Cayman Islands

*                    Inactive